Exhibit 10.17

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is entered into this      day of January, 2015, by and between LMF OCTOBER 2010 FUND, LLC, a Florida limited liability company, which has its principal place of business and chief executive office at 302 Knights Run Ave., Suite 1000, Tampa, FL 33602 (together with its successors and assigns, the “Borrower”), LM FUNDING, LLC, a Florida limited liability company whose address is 302 Knights Run Ave., Suite 1000, Tampa, FL 33602, (LMF), CAROL LINN GOULD, an individual, whose address is 1109 S. Rome Avenue, Tampa, Florida 33606 (Gould) and BRUCE M. RODGERS, an individual, whose address is 1109 S. Rome Avenue, Tampa, Florida 33606 (Rodgers) (collectively referred to herein as the “Guarantors”) and DAVID A. STRAZ, JR. REVOCABLE LIVING TRUST OF 1986, whose address is 4401 W. Kennedy Blvd., Suite 150, Tampa, Florida 33609 (the “Lender”).

RECITALS

The Borrower wishes to borrow Two Million Dollars ($2,000,000.00) from the Lender in the form of a loan to finance the purchase of the LMF membership interest currently owned by LM Funding Management, LLC and Frank Silcox. Capitalized terms used in this Agreement which are not otherwise defined herein shall have the meanings set forth in Article I.

AGREEMENTS

In consideration of the terms and conditions contained in this Agreement and of any loan made to or for the benefit of the Borrower by the Lender, the parties agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.1 General Terms. When used in this Agreement, the following terms shall have the following meanings:

“Account” or “Accounts” shall have the meaning set forth in the Security Agreement and shall include all of Borrower’s right, title and interest to accounts receivable and contract rights and lien rights arising from or relating to the collection of the Association advances of the Borrower, whether now owned or hereafter acquired and wherever located, including, without limitation: (a) Accounts; (b) contract rights, documents, and documents of title; (c) all of the deposit accounts with any financial institution with which the Borrower maintains deposits; (d) all of the now owned or hereafter acquired monies coming into the actual possession, custody, or control of the Borrower (whether for safekeeping, deposit, custody, pledge, transmission, collection, or otherwise); (d) all insurance proceeds of or relating to any of the foregoing; (e) all insurance proceeds relating to any business interruption insurance; (f) all of the books and records (including computer software and the data contained in the software) of the Borrower relating to any of the foregoing; and (g) all accessions and additions to, substitutions for, and replacements, products, and proceeds of any of the foregoing.

“Affiliate” shall mean, with respect to any Person, a Person: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the first-named Person; (b) that directly or beneficially owns or holds ten percent or more of any class of the voting equity interests of the first-named Person; or (c) ten percent or more of the voting equity interests of which is owned directly or beneficially by the first-named Person or held by the first-named Person.

“Association” shall mean a condominium association as defined by Chapter 718, Florida Statutes or a homeowners association as defined by Chapter 720, Florida Statutes.

“Authorized Officer” shall mean at any time an individual whose authority has been approved by the board of directors or other governing body of the applicable Person and has not been revoked by written notice from the Person to the Lender.

“Business Day” shall mean any day (a) other than a Saturday, Sunday (or other day on which banks are authorized to be closed in Florida and (b) which is also a day on which dealings in dollar deposits are carried out in the London Interbank market.

“Capitalized Lease” shall mean as to any Person at any time any lease which, in accordance with GAAP, is required to be capitalized on the balance sheet of the Person at the time.

“Capitalized Lease Obligations” shall mean as to any Person at any time the aggregate amount which, in accordance with GAAP, is required to be reported as a liability on the balance sheet of the Person at the time as lessee under Capitalized Leases.

“Claim” shall mean any demand, cause of action, proceeding, or suit for damages (actual or punitive), injuries to person or property, damages to natural resources, fines, penalties, interest, or losses, whether fixed, absolute, accrued, contingent or otherwise and whether direct, primary or secondary, known or unknown.

“Closing Date” shall mean the date when the note is delivered to Lender.

“Code” shall mean the Uniform Commercial Code of the State of Florida, as amended from time to time, and any successor statute.

“Collateral” shall mean all of Borrower’s right, title and interest in and to real and personal property and interests in real and personal property now owned or hereafter acquired by the Borrower in or upon which a security interest, lien, or mortgage is granted to the Lender by the Borrower, whether under this Agreement, the Financing Agreements, or any other documents, instruments, or writings signed and delivered by the Borrower or the Guarantor to the Lender. Without limiting the generality of the foregoing, the Collateral shall include, without duplication, all of Borrower’s right, title and interest in and to accounts receivable and contract rights and lien rights arising from or relating to the collection of the Association advances of the Borrower, whether now owned or hereafter acquired and wherever located, including, without limitation: (a) Accounts; (b) contract rights, documents, and documents of title; (c) all of the deposit accounts with any financial institution with which the Borrower maintains deposits; (d) all of the now owned or hereafter acquired monies coming into the actual possession, custody, or control of the Borrower (whether for safekeeping, deposit, custody, pledge, transmission, collection, or otherwise); (d) all insurance proceeds of or relating to any of the foregoing; (e)

all insurance proceeds relating to any business interruption insurance; (f) all of the books and records (including computer software and the data contained in the software) of the Borrower relating to any of the foregoing; and (g) all accessions and additions to, substitutions for, and replacements, products, and proceeds of any of the foregoing.

“Commitment” shall mean the Lender’s commitment to extend to the Borrower a loan for $2,000,000.00.

“Commitment Loan” shall mean any Loan made pursuant to the Commitment.

“Commitment Maturity Date” shall mean the earlier of (a) the date on which any Default shall occur, or (b) the Maturity Date.

“Commitment Rate” shall mean fourteen percent (14%) per annum on all amounts of the Commitment received by Borrower until repaid.

“Default” shall mean the occurrence or existence of any one or more of the events described in Section 7.1 of this Agreement.

“Financing Agreements” or “Financing Documents, or “Financing Instruments” shall mean all agreements, instruments, and documents that evidence the terms and conditions of the Loan or implement the terms and conditions of this Agreement, whether heretofore, now, or hereafter signed by or on behalf of the Borrower and delivered to the Lender or any affiliate of the Lender in connection with this Agreement, together with all agreements, documents, and instruments referred to in or contemplated by such agreements, instruments, and documents, including, without limitation, security agreements, loan agreements, promissory notes, guaranties, mortgages, deeds of trust, subordination agreements, pledges, hypothecations, powers of attorney, consents, assignments, collateral assignments, intercreditor agreements, mortgagee waivers, reimbursement agreements, contracts, notices, leases, financing statements, and all other written matter. Without limitation, the Financing Agreements shall include this Agreement, the Note, the Guaranty, and the Security Agreement.

“GAAP” shall mean U.S. generally accepted accounting principles and all references to GAAP shall mean “in the ordinary course of business consistent with past practice” when and until Borrower’s financial statements can be prepared, reviewed or audited in accordance with GAAP.

“Guaranty” shall mean the Guaranty executed by the Guarantors, of even date herewith, pursuant to which the Guarantors unconditionally guarantee the Liabilities.

“Indebtedness” of any Person shall mean, without duplication: (a) all indebtedness of the Person for borrowed money or for the deferred purchase price of property or services; (b) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Person (even though the rights and remedies of the seller or Lender under the agreement in the Default are limited to repossession or sale of the property); (c) all Capitalized Lease Obligations of the Person; (d) all guaranteed indebtedness of the Person; and (e) all indebtedness of a type referred to in clause (a), (b), or (c) above secured by (or for which the holder of the indebtedness has an existing right, contingent or otherwise, to be secured

by) any lien, security interest, or other charge or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by the Person, even though the Person has not assumed or become liable for the payment of the indebtedness.

“Indemnified Matters” shall have the meaning given that term in Section 8.16 of this Agreement.

“Indemnitee” shall have the meaning given that term in Section 8.16 of this Agreement.

“Interest Period” shall mean any successive one month period, provided that: (a) the initial Interest Period shall commence on the date of this Agreement and end on the last day of the month; (b) each one month period occurring after the initial period shall commence on the first (1st) day of the next succeeding month; and (c) the final Interest Period shall expire on the Maturity Date.

“IRC” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“IRS” shall mean the Internal Revenue Service.

“Liabilities” shall mean any and all of the Borrower’s liabilities, obligations and Indebtedness to the Lender or the Lender’s affiliates of any and every kind and nature, whether heretofore, now, or hereafter owing, arising, due, or payable and howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, contingent, fixed, or otherwise (including obligations of performance) pursuant to or evidenced by the Financing Instruments, or by operation of law, including but not limited to all obligations under this Agreement, the Notes, the Guaranty and the Financing Agreements.

“Loan” shall mean the Commitment.

“Margin Stock” shall mean margin stock as the term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” shall mean: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, or condition (financial or otherwise) of the Borrower; (b) a material impairment of the ability of the Borrower to perform under this Agreement or any of the Financing Agreements or to avoid a Default; or (c) a material adverse effect upon: (i) the legality, validity, binding effect, or enforceability against the Borrower of this Agreement or of any of the Financing Agreements; or (ii) the perfection or priority of any lien granted under this Agreement or under any of the Financing Agreements.

“Maturity Date” shall mean three years after the date hereof.

“Note” shall mean that certain Promissory Note in the amount of Two Million and 00/100 Dollars ($2,000,000.00) given by Borrower in favor of Lender issued and dated the date hereof.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, provincial, county, city, municipal, or otherwise, including, without limitation, any instrumentality, division, agency, body, or department thereof).

“Qualified Collateral” shall mean accrued interest, accrued administrative late fees, plus Borrower’s advance costs for purchase of rights of collection.

“Security Agreement” shall mean the Security Agreement of even date herewith by the Borrower in favor of the Lender and encumbering the Collateral, other than the Supplemental Collateral, as collateral security for the obligations.

“Unmatured Default” shall mean an event which, with the passage of time or the giving of notice, or both, will become a Default as defined in the Security Agreement.

1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined in this Agreement shall have the meanings customarily given them in accordance with the definition of GAAP contained herein.

1.3 Other Terms; Terms Defined in Florida Uniform Commercial Code. The terms or words set out in the upper case in this Agreement, that are not defined in the context of this Agreement where they are used, shall have the meanings ascribed to them in Section 1.1 of this Agreement. All other words or terms contained in this Agreement (and which are not otherwise specifically defined in this Agreement) shall have the meanings provided in the Code to the extent the same are used or defined in the Code.

ARTICLE II

THE LOAN

2.1 The Commitment and the Loan. The Lender agrees, on the terms and conditions hereinafter set forth, to make a Loan to the Borrower. The Commitment Loan will be funded with the execution and delivery of this Agreement in the amount of Two Million Dollars ($2,000,000.00), provided the Borrower is in compliance with all the terms and conditions of this Agreement, the Funding and Servicing Agreement, the Security Agreement, or any other agreement executed in conjunction with the Note.

2.2 Principal and Interest Payments. Interest on the Note shall commence accruing on the date hereof until payment in full of the principal sum, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made. Interest shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable monthly, in arrears, on or before the first (1st) day of each month commencing in March 2015, based upon the outstanding principal balance except that, if any such date is not a Business Day, then such payment shall be due on the next succeeding Business Day (each, a “Payment Date”). Amounts due under this Note shall be payable by the Maker on each Payment Date in lawful money of the United States of America at the rate of 14% per annum. Principal shall be repayable on each Payment Date in an amount equal to the face amount on this Note divided by thirty six (36) months (or portion thereof) which equals a monthly principal amortization payment of Fifty Five Thousand Five Hundred Fifty Five Dollars and 56/100 ($55,555.56) on each Payment Date. The entire unpaid principal balance plus all accrued interest shall be due and payable on the third anniversary of the date hereof (the “Maturity Date”) upon presentment of this Note.

2.3 Prepayments.

(a) Voluntary Prepayments. The Borrower may prepay any portion of the Loan in whole or in part at any time without a prepayment penalty.

(b) Mandatory Prepayments of Term. In addition to any scheduled installments due on the Loan, the following mandatory prepayments on the Loan shall be made:

(i) Sale of Assets. Except in the ordinary course of business of Borrower, upon the sale, transfer or other disposition of substantially all of the assets of the Borrower which is permitted by the terms of this Agreement and the Financing Agreements, the Borrower shall make a mandatory prepayment in an amount equal to the lesser of 100% of the net proceeds realized from such sale, transfer or other disposition or the outstanding balance of the Loan, unless otherwise waived in writing by a duly authorized representative of the Lender.

(ii) Sale of Equity Interest. Upon the sale of any common stock, preferred stock, warrant, membership interest or other equity in the Borrower by the Borrower, or upon the receipt of proceeds from the issuance of any subordinated indebtedness, if Borrower is in Default of this Agreement, the Borrower shall make a mandatory prepayment in an amount equal to the lesser of 100% of the net proceeds so realized or so received from such sale or issuance or the outstanding balance of the Loan, unless otherwise waived in writing by a duly authorized representative of the Lender.

(c) Allocation of Prepayments. All voluntary partial prepayments shall be applied first to interest then due on such Loan, and then to the installment or installments of principal last maturing.

2.4 Matters Involving Interest.

(a) Payments to be made on Business Day. If any payment of principal or interest under this Agreement shall fall due on a date that is not a Business Day, such payment shall be made on the next preceding Business Day.

(b) Default Interest Rate. Upon the occurrence of a Default and during the continuance thereof, interest shall accrue on the outstanding principal balance of the Liabilities from the date of the Default at the Default Rate (18%). Any interest payment, charge, or fee not paid when due shall be added to and become a part of the Liabilities.

(c) Interest Computation. All interest shall be computed on the basis of a 365 day year, and actual days elapsed.

(d) Usury Savings Clause. Notwithstanding anything herein or in any Financing Agreement to the contrary, the sum of all interest and all other amounts deemed interest under Florida law that may be collected by the Lender hereunder shall not exceed the maximum lawful interest rate permitted by such law from time to time. The Lender and the

Borrower intend and agree that under no circumstance shall the Borrower be required to pay interest on the Note or on any of the other Liabilities at a rate in excess of the maximum interest rate permitted by applicable law from time to time, and in the event any such interest is received or charged by the Lender in excess of that rate, the Borrower shall be entitled to an immediate refund of any such excess interest by a credit to and payment toward the unpaid balance of the Loan (such credit to be considered to have been made at the time of the payment of the excess interest) with any excess interest not so credited to be immediately repaid to the Borrower by the Lender.

2.5 Origination Fee; Annual Fee; Non-usage Fee.

(a) Fees. The Borrower shall not be liable to the Lender for any Origination, Annual or Non-usage fees with respect to the Loan. All third-party costs associated with the Loan, including those third-party costs incurred by the Lender, will be paid by the Borrower including, but limited to, legal costs and fees, recording costs, filing fees, and outside consulting charges.

2.6 Making Payments.

(a) Time of Payment. All payments of principal or interest on the Notes, and of all fees, shall be made by the Borrower to the Lender in immediately available funds at the office specified by the Lender no later than 4:00 p.m., Eastern time, on the date due; and funds received after that hour shall be deemed to have been received by the Lender on the following Business Day.

(b) Manner of Payment. Unless otherwise agreed in writing by the Lender, all payments which the Borrower is required to make to the Lender under this Agreement or under any of the Financing Instruments shall be made by crediting a commercial demand deposit account or any other bank account maintained by the Lender with immediately available funds. The Lender may in its sole discretion elect to bill the Borrower for the amounts, in which case the amounts shall be immediately due and payable with interest and in immediately-available funds at the office of the Lender in Tampa, Florida. For so long as no Default is existing, all payments made under this Agreement shall be applied first to interest then due on such Loan and then to the installment or installments of principal last maturing on such Loan. Upon the occurrence of a Default and during the continuation thereof, all payments made under this Agreement shall be applied in the sole discretion of the Lender to any of the Liabilities.

2.7 Note: Loan One Obligation and Equally Secured. The Loan shall be evidenced by a Note in substantially the form of Exhibit A, with appropriate insertions, payable to the order of the Lender in a face principal amount equal to $2,000,000.00. The Loan made under this Agreement shall constitute one loan, and all of the Liabilities under this Agreement, the Note and the Financing Agreements shall constitute one general obligation secured by the security interest in all of the Collateral and all other liens or security interests now or at any time or times hereafter granted by the Borrower to the Lender for the benefit of the Lender.

ARTICLE III

COLLATERAL

3.1 Security Interest. To secure payment and performance of the Liabilities, the Borrower is granting to Lender certain liens on and security interests in the Collateral by executing and delivering the Security Agreement in which it is granting the Lender a prior security interest in all of its now owned or hereafter acquired accounts receivable and contract rights arising from or relating to the collection of the Association advances of the Borrower.

The security interest granted by the Borrower in the foregoing agreements shall continue to attach to all the Collateral notwithstanding any sale, exchange, or other disposition of the Collateral that is not in the ordinary course of the business of the Borrower or which is not otherwise expressly permitted by this Agreement.

ARTICLE IV

AFFIRMATIVE COVENANTS

The Borrower (and where applicable, the Guarantors) and the Lender agree and covenant until the indefeasible payment in full of the Liabilities and the expiration of any and all commitments hereunder for the Lender to make available a Loan to the Borrower, as follows:

4.1 Financial Information. The Borrower shall provide the following information or items to the Lender:

(a) Accounts Receivable, Other. As soon as available and in any event within fifteen (15) calendar days after the end of each calendar month, with respect to the Borrower, a detailed list of Accounts and a summary of Borrower’s purchase and collection activity in forms acceptable to the Lender, in its reasonable discretion.

(b) Annual Financials. As soon as available after the end of each fiscal year and in any event before the date which is one hundred twenty (120) days after the end of each fiscal year of the Borrower a copy of the annual financial report of the Borrower for such fiscal year, including therein a balance sheet and statements of earnings and cash flows of the Borrower as of the end of such fiscal year, certified by an Authorized Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP and after taking into account any year-end audit adjustments, together with a comparison with the previous fiscal year.

(c) Default Notices. The Borrower shall notify and fully inform the Lender immediately after the Borrower obtains knowledge of: (i) the occurrence of an event or the existence of factual circumstances giving rise to a Default; (ii) a Default under this Agreement; (iii) any defaults under any of the other Financing Agreements; or (iv) facts and/or circumstances that could give rise to an event of Default.

(d) Notice of Default, Litigation. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Borrower affected thereby with respect thereto:

(i) the occurrence of a Default;

(ii) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Lender which has been instituted or, to the knowledge of the Borrower, is threatened against the Borrower or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect; the Borrower; or

(iii) any cancellation or material change in any insurance maintained; or

(iv) any other event, including the enactment or effectiveness of any law, rule or regulation, which might reasonably be expected to have a Material Adverse Effect.

(e) Information Concerning Guarantors. The following information concerning each Guarantor (if more than one), if applicable:

(i) Within forty five (45) days after the end of each calendar quarter, financial statements as of the end of such calendar quarter for LMF, an unaudited balance sheet of LMF as of the end of such quarterly period and the related unaudited statements of income and cash flows of LMF for such quarterly and year-to-date periods, certified by an Authorized Officer of LMF as presenting fairly in all material respects the financial condition and results of operations of the LMF in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes; and

(ii) as soon as possible, but in no case later than 120 days from each calendar year, an audited financial statement of LMF prepared by a certified public accounting firm; and

The failure of the Guarantors to provide such information as and when required shall be deemed a breach of this Agreement by the Borrower.

(f) Other Information. With reasonable promptness, other business or financial data as the Lender reasonably may request from the Borrower and/or Guarantor(s) from time to time.

All financial statements delivered to the Lender pursuant to this Section 4.1 shall be certified by an Authorized Officer as being true, complete, and accurate in all material respects and having been prepared from the books and records of the Borrower or Guarantor as the case may be, and all financial statements delivered to the Lender pursuant to the requirements of Section 4.1 shall be prepared in accordance with GAAP in effect as of the date of the financial statements consistently applied, except as the case may be, for changes in the financial statements with which the certified public accountants auditing the financial statements delivered pursuant to Section 4.1 of this Agreement have previously concurred in writing. The Borrower authorizes the Lender to discuss the financial condition of the Borrower with the Borrower’s independent certified public accountants and agrees that the discussion or communication shall be without liability to either the Lender or the independent certified public accountants.

4.2 Inspection. The Lender or any authorized representatives designated by the Lender in writing shall have the right, from time to time after the date of this Agreement, upon two (2) days notice, to call at the place or places of business of the Borrower (or any other place where the Collateral or any information relating to the Collateral is kept or located) during regular business hours and, without hindrance or delay: (a) inspect, audit, check, and make copies of and extracts from the books, records, journals, orders, receipts, and any correspondence and other data relating to the business of the Borrower or to any transactions between the parties to this Agreement; (b) verify any fact concerning the Collateral as the Lender may consider reasonable under the circumstances; and (c) discuss the affairs, finances, and business of the Borrower with any officers or directors of the Borrower or, upon approval of an officer or director of the Borrower, with any employees of the Borrower; provided, however, that so long as no Default exists, such inspections shall be made upon at least five (5) Business Days’ prior written notice and there shall be no more than two (2) inspection in any twelve (12) month period. The Borrower shall pay on demand all reasonable photocopying expenses incurred by the Lender in exercising its rights under this Section 4.2.

4.3 Conduct of Business. Except as contemplated in this Agreement, the Borrower shall: (a) maintain its LLC existence; (b) maintain in full force and effect all licenses, bonds, franchises, software programs, leases, patents, permits, contracts, and other rights necessary or desirable to the profitable conduct of its business; (c) continue in, and limit its operations to, the same general line of business as that presently conducted by it; (d) maintain its qualification to transact business and good standing as a foreign LLC in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect; and (e) comply in all material respects with all laws, orders, regulations, and ordinances of any federal, foreign, state, or local governmental authority.

4.4 Claims and Taxes. The Borrower shall indemnify and hold the Lender and each of its officers, directors, employees, attorneys, and the Lender harmless from and against any and all claims, demands, liabilities, losses, damages, penalties, costs, and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees) relating to or in any way arising out of the possession, use, operation, or control of any of its assets, except for the Lender’s gross negligence or intentional misconduct. The Borrower shall pay or cause to be paid all material license fees, bonding premiums, and related taxes and charges, and shall pay or cause to be paid all of its real and personal property taxes, assessments, and charges and all of its franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes, and other governmental charges assessed against the Borrower, or payable by the Borrower, at the times and in the manner as to prevent any penalty from accruing or any lien or charge from attaching to its property. The Borrower shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount, or imposition of any tax, assessment, or charge. Upon a good faith contest, the Borrower may delay or refuse payment of the tax, assessment, or charge, if: (a) the Borrower, as the case may be, establishes adequate reserves to cover the contested taxes, assessments, or charges; and (b) the contest does not have a material adverse effect on the Borrower’s financial condition, results of operations or business, the ability of the Borrower to pay any of the Liabilities, or the priority of the Lender’s security interest in the Collateral.

4.5 Insurance. The Borrower shall maintain, at the Borrower’s expense, public liability and third party property damage insurance policies with respect to the Borrower in amounts and with deductibles as are carried ordinarily by other businesses similar to the Borrower. The Lender may request a copy of any insurance policy at any time, which copy shall be promptly provided by Borrower.

4.6 Notice of Suit or Adverse Change in Business. The Borrower shall, as soon as possible, and in any event within five (5) Business Days after the Borrower learns of the following, give written notice to the Lender of: (a) any material proceeding (including, without limitation, litigation, investigations, arbitration, or governmental proceedings) being instituted or threatened to be instituted by or against the Borrower in any federal, state, local, or foreign court or before any commission or other regulatory body (federal, state, local, or foreign); (b) any notice that the operations of the Borrower are not in full compliance with requirements of applicable federal, state, or local law, except for notices as to matters which, either individually or in the aggregate, could not have a material adverse effect on Borrower’s financial condition, results of operations, or business; (c) any material adverse change in Borrower’s financial condition, results of operations or business; or (d) any Accounts to which the warranties in Section 6.6 fail to be true.

4.7 Supervening Illegality. If at any time or times after the date of this Agreement there shall become effective any amendment, deletion, revision, modification, or other change in any provision of any applicable statute, rule, or regulation or in the interpretation of any applicable statute, rule, or regulation, or any similar law or regulation, which makes, in Lender’s reasonable determination, the Lender’s extension of credit under this Agreement illegal, the Borrower shall pay to the Lender the then outstanding balance of the Liabilities and hold the Lender harmless from and against any and all obligations, fees, liabilities, losses, penalties, costs, expenses, and damages, of every kind and nature, imposed upon or incurred by the Borrower by reason of the Lender’s failure or inability to comply with the terms of this Agreement or any of the other Financing Agreements; provided, however, that in the event that the Borrower fails to pay to the Lender the then outstanding balance of the Liabilities in accordance with this Section 4.7, the Borrower shall indemnify and hold the Lender harmless from and against any and all obligations, fees, liabilities, losses, penalties, costs, expenses and damages, of every kind and nature, imposed upon or incurred by the Lender by reason of the amendment, deletion, revision, modification, or other change, and the indemnification shall satisfy the Borrower’s obligation under this Section 4.7. The obligations of the Borrower under this Section 4.7 shall survive payment of the other Liabilities and termination of this Agreement.

4.8 Collateral Locations. The Borrower shall keep the tangible Collateral, if any, at the principal office of the Borrower at all times, except as may otherwise be agreed by the Lender in writing.

4.9 Confidential Information. Notwithstanding anything to the contrary contained herein, the Lender and each of its representatives and employees shall hold all non-public information obtained by any of them pursuant to the requirements of this Agreement in strict confidence and shall not disclose such confidential information to any other Person unless consented to in writing by the Borrower, except that such information may be disclosed (a) to the directors, officers, employees and agents of the Lender, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided, however, if permitted under such laws, regulations, subpoena or similar legal process, the Lender shall give the Borrower prior notice so that the Borrower may obtain a protective order in respect of such information, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedy hereunder, if such disclosure if necessary to exercise such remedies, or any suit, action or proceeding relating to any Financing Agreement or the enforcement of any right thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 4.9, to (i) any actual or prospective assignee of any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, or (g) to the extent such information either (A) becomes publicly available other than as a result of a breach of this Section 4.9 or (B) becomes available to the Lender on a non-confidential basis from a source other than the Borrower. The obligation to maintain the confidentiality of such information shall survive the termination of this Agreement and the full payment of the Liabilities.

ARTICLE V

NEGATIVE COVENANTS

The Borrower (and where applicable, the Guarantor) covenants and agrees until the indefeasible payment in full of the Liabilities and the expiration of any and all Commitments hereunder for the Lender to make available the Loan to the Borrower, as follows:

5.1 Encumbrances. The Borrower will not create, incur, assume, or suffer to exist any security interest, mortgage, pledge, lien, or other encumbrance of any nature whatsoever on any of its real or personal property assets, including, without limitation, the Collateral, except for permitted liens.

5.2 Indebtedness. The Borrower shall not incur, create, assume, or become or be liable in any manner with respect to, or permit to exist any Indebtedness except the Liabilities as defined above. Except as otherwise permitted by this Agreement, the Borrower shall not pay any obligations or Indebtedness before the obligation is due.

5.3 Consolidation, Mergers, Transfers, Acquisitions or Sales. Without the prior consent of the Lender which consent shall not be unreasonably withheld, the Borrower will not, directly or indirectly: (a) recapitalize except for the transactions permitted by Section 2.3(b); (b) enter into any transaction of merger or consolidation into or with any other Person; (c) transfer, sell, assign, lease, or otherwise dispose of all or a substantial part of its properties or assets with or to any other Person; (d) transfer, sell, assign, discount, lease, or otherwise dispose of any of its accounts receivable, except for collection in the ordinary course of business, or any assets or properties necessary or desirable for the proper conduct of its businesses; or (e) acquire, lease or purchase a substantial portion of the assets, capital stock, interests or properties of any other Person; provided, however, that no such consent shall be required and no Default shall be deemed to occur hereunder if, in connection with one of the aforementioned transactions, the Borrower contemporaneously repays the entire outstanding balance of principal, accrued and unpaid interest, and fees and charges due Lender under this Agreement and the Financing Agreements, and this Agreement and the Financing Agreements are terminated.

5.4 Investments or Loans. Except in the ordinary course of business of Borrower, the Borrower shall not make or permit to exist investments or loans in or to any other Person, except: (a) investments in short-term direct obligations of the United States Government; (b) investments in negotiable certificates of deposit; (c) investments in commercial paper rated Al or PI; and (d) permitted investments.

5.5 Guaranties. Except as it relates solely to the purchase of Accounts, the Borrower shall not guarantee, endorse, or otherwise in any way become or be responsible for obligations of any other Person including, without limitation, by agreement to purchase the Indebtedness of any other Person, by agreement to purchase goods, supplies, or services, by agreement to maintain working capital or other balance sheet covenants or conditions, by agreement to make a stock purchase, a capital contribution, or an advance or loan for the purpose of paying or discharging any Indebtedness or obligation of the other Person, or by any other agreements, except endorsements of negotiable instruments for collection in the ordinary course of business and with respect to ordinary course indemnity provisions contained in any lease, loan agreement, surety bond or other ordinary course agreement or transaction otherwise permitted by this Agreement.

5.6 Disposal of Property. Except as otherwise permitted under this Agreement, the Borrower shall not sell, lease, transfer, or otherwise dispose of any of its material properties, assets, or rights to any Person.

5.7 Amendment of Documents: Name: Places of Business. The Borrower shall not, without the prior written consent of the Lender (which shall not be withheld or delayed unreasonably), make any amendment to its articles of organization, bylaws or operating agreement, except that the Borrower may amend its articles of organization or operating agreement to effect a change in its name, provided that it furnishes to the Lender (a) any financing statements which the Lender may request prior to the filing of the amendment, and (b) a copy of the amendment, certified by the Secretary of State or other appropriate official of the state of incorporation or organization, within ten (10) days of the date the amendment is filed with the appropriate official. The Borrower shall not change the location of its jurisdiction of incorporation from Florida or its principal place of business or chief executive office as warranted in Section 6.8 or cause, suffer, or permit any Collateral or records to be located at any location other than those warranted in the Security Agreement unless prior to the effective date of the change in location, the Borrower (x) gives thirty days prior written notice to the Lender of the new location or locations, and (y) delivers any other documents and instruments as Lender may reasonably request in connection with the change in name or location within ten (10) days of the effectiveness of the change or of the Lender’s request for the documents or instruments; provided, that the Borrower shall not change the location of its principal place of business or chief executive officer to a country other than the United States without the prior written consent of Lender.

5.8 Transactions with Affiliates. Except for the Funding and Servicing Agreement, the Borrower shall not enter into any transaction with or make any payment to any Affiliate of the Borrower.

5.9 Restricted Payments. Except as provided by the Funding and Servicing Agreement or as otherwise permitted by this Agreement and with the prior consent of Lender, the Borrower shall not:

(a) make any direct or indirect dividend, distribution, payment or contribution with respect to its stock, membership interests, or other equity interests now or hereinafter outstanding,

(b) make any direct or indirect redemption, retirement, sinking fund or similar payment, purchase or acquisition for value of any of its stock, membership interests or other equity interests now or hereinafter outstanding,

(c) make any direct or indirect payment to redeem, purchase, repurchase or retire or to obtain surrender of, any outstanding warrant, options or other rights to acquire its stock, membership interests or other equity interests now or hereinafter outstanding.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that as of the date of the execution of this Agreement:

6.1 Existence. The Borrower (a) is an LLC duly organized and in good standing under the laws of the State of Florida, and (b) is qualified and in good standing in all other states and jurisdictions where the nature and extent of the business transacted by it or the ownership of its assets makes qualification necessary. The Borrower has full power and authority to carry on its business as it now is conducted and to own or hold under lease the properties and assets it now owns or holds under lease, all as and in the places where its business now is conducted.

6.2 Authority. The execution by the Borrower of this Agreement and of all the Financing Agreements to which it is a party, and the performance of its respective obligations under this Agreement and such Financing Agreements: (a) are within the Borrower’s powers; (b) are duly authorized, and such documents have been executed and delivered by all necessary corporate actions; (c) are not in contravention of the terms of their respective articles of organization, bylaws, operating agreement or of any material indenture, agreement, or undertaking to which the Borrower is a party or by which the Borrower or any of its respective property is bound; (d) do not, as of the execution of this Agreement, require any governmental consent, registration or approval; (e) do not contravene any governmental restriction binding upon the Borrower; and (f) will not, except as contemplated in this Agreement, result in the imposition of any lien, charge, security interest, or encumbrance upon any property of the Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement, or other material agreement or instrument to which the Borrower is a party or by which the Borrower or any of its respective property may be bound or affected.

6.3 Binding Effect. This Agreement and all of the Financing Agreements are the legal, valid, and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their terms.

6.4 Financial Data. All financial statements and data regarding the financial condition of the Borrower and its Affiliates previously furnished to the Lender or required to be furnished to the Lender as a condition of the Lender’s executing this Agreement (the “Financial Statements”) are true, complete, and accurate in all material respects, as of the dates set forth therein. The Financial Statements are in accordance with the books and records of the Borrower and fairly present the financial condition of the Borrower as of the dates set forth in the Financial Statements and the results of operations for the periods indicated in accordance with GAAP (subject, in the case of unaudited financial statements, if any, to normal year-end adjustments and footnotes). All information, reports, and other papers and data furnished to the Lender are true, complete, and accurate in all material respects.

6.5 Collateral. The Borrower has good, indefeasible, and merchantable title to its real and personal properties and assets (including, without limitation, the Collateral), free and clear of all liens, claims, or encumbrances of any kind. Upon the giving of value, the filing of financing statements describing the Collateral in the State of Florida and the taking of all applicable actions in respect of perfection contemplated by the Security Agreement in respect of Collateral, the Lender’s security interest in the Collateral will be valid, enforceable and perfected and will be of a first priority in all Collateral in which a security interest can be perfected by the Lender filing a financing statement, taking possession or obtaining control under the Code.

6.6 Accounts. With respect to the Accounts, to the best of Borrower’s knowledge: (a) the Accounts are genuine, are in all respects what they purport to be, and are not evidenced by a judgment; (b) the Accounts represent undisputed, bona fide transactions completed in accordance with the terms and provisions contained in the documents related to the transactions; (c) the amounts shown on the respective schedule of Accounts, the Borrower’s books and records, and all invoices and statements with respect to the Accounts are actually and absolutely owing to the Borrower and are not in any way contingent; (d) there are no material set-offs, counterclaims, or disputes (as determined on an aggregate basis of all Accounts of the Borrower) existing or asserted with respect to the Accounts, and the Borrower has not made any agreement with any Account Debtor for any deduction from the Account balance, except a discount or allowance allowed by the Borrower in the ordinary course of its business for prompt payment and contra accounts; (e) the Accounts have not been sold, pledged, or assigned to any other Person and there are no facts, events, or occurrences which in any way impair the validity or enforcement of the Accounts or tend to reduce the amount payable under the Accounts, the Borrower’s books and records, and all invoices and statements delivered to the Lender with respect to the Accounts; (f) to the Borrower’s knowledge, all Account Debtors have the capacity to contract and are solvent (except as the Borrower shall otherwise notify the Lender in writing from time to time); (g) the services furnished and goods sold giving rise to the Accounts are not subject to any lien, claim, encumbrance, or security interest, except that of the Lender; (h) the Borrower has no knowledge of any fact or circumstance which would impair the validity of the Accounts or reduce the chances of collecting the Accounts; and (i) to the Borrower’s knowledge, there are no proceedings or actions which are threatened or pending against any Account Debtor which might result in any material adverse change in the Account Debtor’s financial condition.

6.7 Solvency. The Borrower is solvent, is able to pay debts as they become due, has capital sufficient to carry on its current business and all businesses in which it is about to engage, and now owns property having a value both at fair valuation and at present fair salable value greater than the amount required to pay its debts. The Borrower will not be rendered insolvent by the execution of this Agreement or of any of the Financing Agreements or by the transactions contemplated under this Agreement or under the Financing Agreements.

6.8 Chief Place of Business. The principal place of business and the chief executive office of the Borrower are located at 302 Knights Run Avenue, Suite 1000, Tampa, FL 33606. The Borrower conducts its business, keeps its books and records, all its chattel paper, and all its records of account at its principal place of business.

6.9 Other Names. The Borrower has not used any corporate, company or fictitious name other than the name shown on its articles. The Borrower acknowledges and agrees that the Borrower shall only assume a new name or a “doing business as” name upon thirty (30) days prior written notice to the Lender.

6.10 Taxes. The Borrower has filed all federal, state, and local tax reports and returns it is required by any law or regulation to file, except for reports not filed pursuant to extensions duly obtained, has either duly paid all taxes, duties, and charges indicated due on the basis of the returns and reports or made adequate provision for the payment of such taxes, duties, and charges, and the assessment of any material amount of additional taxes in excess of those paid and reported reasonably is not expected. To the Borrower’s knowledge, the IRS has not audited the federal income tax returns of the Borrower for at least the past four years. The reserves for taxes, if any, reflected on the Financial Statements submitted to the Lender will be adequate in amount for the payment of all liabilities for all taxes (whether or not disputed) of the Borrower, as the case may be, accrued through the date of Financial Statements. There are no material unresolved questions or claims concerning any tax liability of the Borrower. The Loan will not result in any liability for taxes for the Borrower. For purposes of this Section 6.10, the term “Borrower” includes any predecessor entities.

6.11 Loans. Except as disclosed in the Financial Statements, as contemplated by this Agreement, or for trade payables arising in the ordinary course of the business of the Borrower since the date of the Financial Statements, the Borrower has no loans or Indebtedness.

6.12 Margin Stock. The Borrower does not own any Margin Stock. None of the loan proceeds advanced under this Agreement will be used for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase any Margin Stock, or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System.

6.13 Capital Structure. All of the outstanding capital stock or membership interests of the Borrower are owned by LMF and have been duly and validly issued, is fully paid and non-assessable, has been issued in full compliance with all applicable federal and state securities laws, and has not been issued in violation of any preemptive rights. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating the Borrower to issue any additional stock, membership interests or equity interests of any kind, nor are there any preemptive rights with respect to the stock or membership interests of the Borrower.

6.14 Litigation and Proceedings. No litigation, investigation, contested claim, or governmental proceeding is now pending or, to the Borrower’s knowledge, threatened, by or against the Borrower, except judgments and pending or threatened litigation, investigations, contested claims, and governmental proceedings that if resolved in a manner unfavorable to the Borrower would not, in the aggregate, have a Material Adverse Effect. To the Borrower’s knowledge, the Borrower does not have any contingent liabilities that can reasonably be expected to have, in the aggregate, a Material Adverse Effect.

6.15 Other Agreements. The Borrower is not in default under any material contract, lease, or commitment to which it is a party or by which it is bound. To the Borrower’s knowledge, the Borrower does not have any disputes regarding any contracts, leases, or commitments that can reasonably expected to have, in the aggregate, a Material Adverse Effect.

6.16 Employee Controversies. There are no claims, proceedings or controversies pending or, to the Borrower’s knowledge, threatened against the Borrower by any of its employees, other than employee grievances arising in the ordinary course of business that can reasonably be expected to in the aggregate, have a Material Adverse Effect.

6.17 Compliance with Laws and Regulations. Neither the execution nor the performance by the Borrower of this Agreement and of the other Transaction Documents to which they are parties is in contravention of any applicable laws. The Borrower is in compliance with all applicable laws, orders, regulations, and ordinances of all federal, foreign, state, and local governmental authorities relating to its business, operations, and assets, except for laws, orders, regulations, and ordinances, the violation of which would not, in the aggregate, have a Material Adverse Effect. The Borrower has not committed or been charged with any act or omission affording the federal government or any state or local government the right of forfeiture as against any of the Collateral or any monies paid in satisfaction of the Liabilities.

6.18 Patents, Trademarks and Licenses: Permits. To Borrower’s Knowledge, the Borrower possesses adequate assets, licenses, permits, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles and trade names, governmental approvals or other authorizations, and other rights that legally are necessary for them to continue to conduct its business as conducted currently. The Borrower doesn’t own any patents, registered trademarks, or copyrights. The Borrower has obtained all material authorizations, consents, approvals, licenses, permits, exemptions of, or filings or registrations with all commissions, boards, bureaus, agencies, and instrumentalities necessary to carry on its business activities as contemplated currently, for the valid execution, delivery, and performance by the Borrower of this Agreement and the other agreements, documents, and instruments to which it is a party, and to effectuate the transactions contemplated by this Agreement.

6.19 Labor Matters. The Borrower is not a party to any collective bargaining agreements. There are no material grievances, disputes, claims, proceedings or controversies with any union or any other organization of the Borrower’s employees. No union or other employee organization has made threats of strikes or of work stoppages or has a demand for collective bargaining pending. The Borrower does not maintain any mandatory retirement age policies.

6.20 Financial Condition. Since, there has been no material adverse change in the Borrower’s financial condition, results of operations or business, or in the value of the Collateral, and the Borrower has not incurred any other material liabilities or Indebtedness, except in the ordinary course of business.

6.21 Contracts and Leases. All of the Material Contracts are valid, binding, and enforceable against the Borrower according to their terms in all material respects. To the Borrower’s knowledge, there is no default or event that with notice or lapse of time, or both, would constitute a material default by any party to any of the Material Contracts (other than the Borrower). The Borrower has not received any notice that any party to any of the Material Contracts intends to cancel or terminate any of the Material Contracts or to exercise or to decline to exercise any options under any of the Material Contracts. The Borrower is not a party to or bound by any agreement that would give rise to a Material Adverse Effect.

6.22 Consents. There are no persons, governmental agencies, or other entities from which the Borrower must obtain consent to the consummation of the transactions described in this Agreement. The Borrower is not required to file any notice or other report regarding the transactions contemplated by this Agreement or the other Financing Documents with any governmental agency.

6.23 Contributions and Payments. Neither the Borrower, nor to the knowledge of the Borrower, any of their respective officers, the Lender, or employees, acting on behalf of the Borrower: (a) has made or have agreed to make any contributions, payments, or gifts of cash or other property to any governmental official, employee, or Lender where either the contribution, payment, or gift or the purpose of the contribution, payment, or gift was or is illegal under any applicable federal, state, local, or foreign law; (b) has established or maintained any unrecorded fund or asset for any purpose or has made any false or artificial entries on any of the Borrower’s books or records for any reason; or (c) has made or has agreed to make any contribution or has reimbursed any political gift or contribution made by any other Person to candidates for public office, whether federal, state, or local or whether foreign or domestic where such contribution, payment, or gift or the purpose of the contribution, payment, or gift was or is illegal under any applicable federal, state, local, or foreign law.

6.24 Real Estate Representations and Warranties. The Borrower does not own any real property or interests in real property, other than in the ordinary course of business.

6.25 Collateral Locations. The tangible Collateral, if any, is located at the locations listed in the Security Agreement.

6.26 Business Loan. The Loan is being made for business purposes and is not a consumer loan.

6.27 Absolute Reliance on Representations and Warranties. All representations and warranties contained in this Agreement and any financial statements, instruments, certificates, schedules or other documents delivered in connection herewith, shall survive the execution and delivery of this Agreement, regardless of any investigation made by the Lender or on the Lender’s behalf.

ARTICLE VII

DEFAULT AND RIGHTS AND REMEDIES OF THE LENDER

7.1 Default. For purposes of this Agreement, the occurrence of any of the following events shall be a “Default”:

(a) The Borrower shall fail to perform any of the Liabilities requiring the payment of money when the payment is due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure shall not be cured within ten (10) Business Days of the applicable due date.

(b) The Borrower fails or neglects to perform, keep, or observe any of the covenants, conditions, or agreements contained in Sections 4.2, 4.4, 4.7, or Article V of this Agreement or a Guarantor fails to perform keep or observe any of the covenants conditions or agreements contained in a Guaranty.

(c) The Borrower fails or neglects to perform, keep or observe any of the covenants, conditions or agreements contained in this Agreement, and the breach continues for a period of ten (10) days after notice of the breach has been given by the Lender to the Borrower.

(d) The Borrower or Guarantors fail or neglect to perform, keep, or observe any of their respective covenants, conditions, or agreements contained in this Agreement or in any of the Financing Agreements, other than the covenants, conditions, or agreements as provided in clause (a), (b) or (c) above, and the breach continues for a period of thirty (30) days after notice of the breach has been given by the Lender to the Borrower.

(e) Any representation or warranty now or hereafter made by the Borrower or Guarantors in or in connection with this Agreement or any of the Financing Agreements is untrue or incorrect in any material respect when made; or any schedule, certificate, statement, report, financial statement, notice, or other writing furnished at any time by the Borrower to the Lender is untrue or incorrect in any material respect on the date as of which the facts are stated or certified; or any representation, warranty, schedule, certificate, statement, report, financial statement, notice, or other writing furnished at any time by the Borrower or Guarantors to the Lender omits to state or include a material fact necessary to make the statement or the writing not misleading.

(f) A judgment or order requiring payment in excess of $100,000.00 individually or in the aggregate shall be rendered against the Borrower, and the judgment or order shall remain unsatisfied or un-discharged and in effect for 30 consecutive days without a stay of enforcement or execution. However, this Section 7.1(f) shall not apply to any judgment for which the Borrower is fully insured and with respect to which the insurer is not defending under a reservation of rights.

(g) A notice of lien, levy, or assessment is filed or recorded with respect to all or a substantial part of the assets of the Borrower by the United States of America, or any department, agency, or instrumentality of the United States of America, or by any state, county, municipality, or other governmental agency, or any material taxes or debts owing at any time or times after the date of this Agreement to anyone of them becomes a lien upon all or a substantial part of the Collateral, and the lien, levy, or assessment is not discharged or released within thirty (30) days of the notice or attachment of the lien or the Borrower does not contest the validity of a lien, levy, or assessment on reasonable grounds and set aside an adequate reserve to cover the disputed liability. However, this Section 7.1(g) shall not apply to any liens, levies, or assessments that relate to current taxes not yet due and payable.

(h) There shall occur any loss, theft, substantial damage, or destruction of any item or items of Collateral not covered by insurance and with an aggregate value in excess of $100,000.00.

(i) All or any part of the Collateral is attached, seized, subjected to a writ or distress warrant, levied upon, or comes within the possession of any receiver, trustee, custodian, or assignee for the benefit of creditors and on or before the Sixtieth (60th) day thereafter the assets are not returned to the Borrower or the writ, distress warrant, or levy is not dismissed, stayed, or lifted.

(j) The Borrower or a Guarantors: (i) generally shall not pay, shall be unable to pay, shall admit in writing its inability to pay its debts as the debts become due, or shall become insolvent; (ii) shall make an assignment for the benefit of creditors or petition or apply to any court or other governmental agency for the appointment of a custodian or receiver for it or for all or any material part of its properties; (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (iv) shall have had any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation petition, application, or proceeding filed or any of these proceedings commenced against it in which an order for relief is entered or an adjudication or appointment is made, and which remains un- dismissed for a period of Sixty (60) days; (v) shall indicate, by act or omission, its consent to, approval of, or acquiescence in any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation petition, application, or proceeding, or any order for relief or the appointment of a custodian, receiver, or trustee for all or any material part of its properties; (vi) shall suffer any custodianship, receivership, or trusteeship to continue un-discharged for a period of Sixty (60) days; or (vii) in the case of a Guarantor, shall die or cease to exist.

(k) The Borrower voluntarily or involuntarily dissolves or is dissolved.

(1) A breach by the Borrower shall occur under any agreement, document, or instrument existing between the Borrower and any other Person (aside from the Lender), which breach gives rise to a Material Adverse Effect, except a breach which the Borrower is contesting in good faith and for which the Borrower has adequately reserved in accordance with GAAP, and the breach continues un-waived for more than 30 days after the breach first occurs.

(m) The Borrower shall be in material default with respect to any material Indebtedness to any Person that is not cured within any applicable cure period, and such default results in the acceleration of the maturity of at least $100,000.00 of the obligations of the Borrower thereunder.

(n) A Guaranty shall cease to be in full force and effect, or the Borrower or a Guarantors shall contest in any manner the validity, binding nature or enforceability of a Guaranty.

Without limiting the foregoing, a Default hereunder shall be a default under each of the other Financing Agreements and any and all Financing Agreements, agreements and undertakings evidencing or regarding the Liabilities, and a default under any of the other Financing Agreements and any and all Financing Agreements, agreements and undertakings evidencing or regarding the Liabilities shall be a Default hereunder, subject only to the grace and cure periods, if any, provided herein with respect to the applicable default.

If a Default occurs and during the continuation thereof, then the Lender may, upon notice to the Borrower, declare all of the Liabilities to be immediately due and payable, whereupon all of the Liabilities shall become immediately due and payable, except that in the event that a Default described in Section 7.1(i) of this Agreement shall exist or occur all of the Liabilities then shall automatically, without notice of any kind, be immediately due and payable.

7.2 Rights and Remedies Generally. In the event of a Default and during the continuation thereof, the Lender shall have, in addition to any other rights and remedies contained in this Agreement or in any of the Financing Agreements, all of the rights and remedies of a secured party under the Code or other applicable laws, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by law, and may be exercised concurrently or consecutively in the Lender’s sole discretion.

7.3 Waiver of Demand. Demand, presentment, protest, and notice of nonpayment, except as provided by this Agreement, are hereby waived by the Borrower with respect to the Liabilities and with respect to any notes, checks, or other negotiable instruments that may be included in the Collateral or which at any time may be held by the Lender with respect to which the Borrower is an endorser, drawer or other surety, or other party, and the Borrower hereby consent to any and every renewal or extension of time that may be granted with respect to the instruments. The Borrower also waives the benefit of all valuation, appraisal, and exemption laws.

ARTICLE VIII

MISCELLANEOUS

8.1 Waiver: Amendments. No delay on the part of the Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Financing Agreements shall in any event be effective unless the same shall be in writing and acknowledged by the Lender, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.2 Costs and Attorneys’ Fees. If at any time or times the Lender employs outside counsel in connection with protecting or perfecting the Lender’s security interest in the Collateral or in connection with any matters contemplated by or arising out of this Agreement or any of the Financing Agreements, whether: (a) to prepare, negotiate, or execute (i) any amendment to or modification or extension of this Agreement, any Financing Agreements, or any instrument, document, or agreement executed by any Person in connection with the transactions contemplated by this Agreement, or (ii) any new or supplemental Financing Agreements, or any instrument, document, or agreement to be executed by any Person in connection with the transactions contemplated by this Agreement; (b) to commence, defend, or intervene in any litigation or to file a petition, complaint, answer, motion, or other pleadings; (c) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise); (d) to consult with officers of the Lender to advise the Lender; (e) to protect, collect, lease, sell, take possession of, release, or liquidate any of the Collateral; or (f) to attempt to enforce or to enforce any security interest in any of the Collateral, or to enforce any rights of the Lender, under this Agreement, including, without limitation, the Lender’s rights to collect any of the Liabilities, then all of the reasonable out-of-pocket attorneys’ fees arising from the services, and any expenses, costs, and charges relating to the services.

8.3 Expenditures by Lender. In the event the Borrower shall fail to pay taxes, insurance, assessments, costs, or expenses which the Borrower is, under any of the terms of this Agreement or any of the Financing Agreements, required to pay, or fails to keep the Collateral free from other security interests, liens, or encumbrances, except as permitted in this Agreement, the Lender may, in its sole discretion, make expenditures for any or all of these purposes, and the amount so expended, together with interest at the rate of eighteen percent (18%) per annum, shall be part of the Liabilities, payable on demand and secured by the Collateral.

8.4 Custody and Preservation of Collateral. The Lender shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes the action for the purpose as the Borrower shall request in writing, but failure by the Lender to comply with any request shall not of itself be deemed a failure to exercise reasonable care; and no failure by the Lender to preserve or protect any right with respect to the Collateral against prior parties, or to do any act with respect to the preservation of the Collateral not so requested by the Borrower, shall not of itself be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral.

8.5 Reliance by Lender. All covenants, agreements, representations, and warranties made in this Agreement by the Borrower shall, notwithstanding any investigation by the Lender, be deemed to be material to and to have been relied upon by the Lender.

8.6 Parties. Whenever in this Agreement there is reference made to any of the parties to this Agreement, the reference is deemed to include, wherever applicable, a reference to the successors and assigns of the Borrower and the successors and assigns of the Lender, and the provisions of this Agreement shall be binding upon and shall inure to the benefit of said successors and assigns. Notwithstanding anything in this Agreement to the contrary, the Borrower may not assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of the Lender.

8.7 Entire Agreement; Severability. This Agreement, together with the Exhibits to this Agreement and the Financing Agreements, constitutes the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement, and supersedes and is in full substitution for any and all prior agreements and understandings between them relating to the subject matter of this Agreement. Wherever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, the provision shall be ineffective only to the extent of the prohibition or invalidity, without invalidating the remainder of the provision or the remaining provisions of this Agreement or the validity of the provision in any other jurisdiction. To the extent any terms of the other Financing Agreements conflict with this Agreement, this Agreement shall govern.

8.8 Application of Payments. Notwithstanding any contrary provision contained in this Agreement or in any of the Financing Agreements, the Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by the Lender from the Borrower or with respect to any of the Collateral; and the Borrower irrevocably agrees that the Lender shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter, whether with respect to the Collateral or otherwise, against the Liabilities in the manner as the Lender may deem advisable, notwithstanding any entry by the Lender upon any of its books and records.

8.9 Marshaling: Payments Set Aside. The Lender shall be under no obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Liabilities. To the extent that the Borrower makes a payment or payments to the Lender or the Lender enforces its security interests or exercises its rights of setoff, and the payment or payments or the proceeds of the enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to a trustee, receiver, or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then to the extent of the recovery the obligation or part thereof originally intended to be satisfied shall be revived, reinstated, and continued in full force and effect as if the payment had not been made or the enforcement or setoff had not occurred.

8.10 Additional Borrower. Addition of any Person as a party to this Agreement is subject to approval of the Lender, and may be conditioned upon such requirements as it may determine in its discretion, including, without limitation, (a) the furnishing of such financial and other information as the Lender may request; (b) approval by all appropriate approval authorities of the Lender; (c) execution and delivery by the then existing Borrower, such Person, and the Lender of such agreements and other documentation (including, without limitation, an amendment to this Agreement or any other Financing Agreements), and the furnishing by such Person or the Borrower of such certificates, opinions, and other documentation, as the Lender may request. The Lender shall not have any obligation to approve any such Person for addition as a party to this Agreement.

8.11 Express Waivers By Loan Parties In Respect of Cross Guaranties and Cross Collateralization. The Borrower agrees as follows:

(a) The Borrower hereby waives, to the extent permitted by law: (i) notice of acceptance of this Agreement; (ii) notice of the making of any Loan, or any other financial accommodations made or extended under the Financing Agreements or the creation or existence of any Liabilities; (iii) notice of the amount of the Liabilities, subject, however, to the Borrower’s right to make inquiry of the Lender to ascertain the amount of the Liabilities at any reasonable time; (iv) notice of presentment for payment, demand, protest, and notice thereof as to any promissory notes or other instruments among the Financing Agreements; and (v) all other notices (except if such notice is specifically required to be given to the Borrower hereunder or under any of the other Financing Agreements to which the Borrower is a party) and demands to which the Borrower might otherwise be entitled;

(b) The Borrower consents and agrees, to the extent permitted by law, that, without notice to or by the Borrower and without affecting or impairing the obligations of the Borrower hereunder, the Lender may, by action or inaction: (i) compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce the Financing Agreements; (ii) release all or anyone or more parties to any one or more of the Financing Agreements or grant other indulgences to the Guarantor in respect thereof; (iii) amend or modify in any manner and at any time (or from time to time) any of the Financing Agreements (other than Financing Agreements to which the Borrower is a party, if such document expressly requires the Borrower’s consent to such amendment or modification);or (iv) release or substitute any Person liable for payment of the Liabilities, or enforce, exchange, release, or waive any security for the Liabilities or any Guaranty of the Liabilities.

8.12 Section Titles. The section titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties.

8.13 Continuing Effect. This Agreement, the Lender’s security interest in the Collateral and all of the other Financing Agreements shall continue in full force and effect until the indefeasible payment in full of the Liabilities and the expiration of any and all commitments hereunder for the Lender to make available the Loan to the Borrower. All representations and warranties contained in this Agreement or any of the Financing Agreements shall survive the termination of this Agreement.

8.14 Notices. Except as otherwise expressly provided in this Agreement, any notice required or desired to be served, given, or delivered under this Agreement shall be in writing, and shall be deemed to have been validly served, given, or delivered (a) three days after deposit in the United States mails, with proper postage prepaid, (b) when sent after receipt of confirmation or answer back if sent by facsimile transmission, (c) one Business Day after deposited with a reputable overnight courier with all charges prepaid, or (d) when delivered, if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address or number indicated as follows:

If to the Borrower	LMF OCTOBER 2010 FUND, LLC
and Guarantors	By: LM FUNDING, LLC
302 Knights Run Avenue, Suite 1000
Tampa, FL 33606
Attention: Carol Linn Gould
Facsimile: 813-221-7909

If to the Lender:	David A. Straz, Jr. Revocable Living
Trust of 1986
4401 W. Kennedy Blvd.
Suite 150,
Tampa, Florida 33609
Attention: David A. Straz, Jr., Trustee

With a copy to:	Business Law Group, P.A
301 W. Platt St., #375
Tampa, Florida 33606
Attention: Bruce M. Rodgers, Esq.

or to another address or number as each party designates to the other in the manner prescribed in this Agreement.

8.15 Equitable Relief. The Borrower recognizes that in the event it fails to perform, observe, or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to the Lender; therefore, the Borrower agrees that the Lender, if the Lender so requests, shall be entitled to temporary and permanent injunctive relief in the case without the necessity of proving actual damages.

8.16 Indemnification. The Borrower agrees to defend, protect, indemnify, and hold harmless the Lender and each of its officers, directors, employees, attorneys, consultants, and the Lender (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses, and reasonable disbursements of any kind or nature whatsoever (other than taxes owed on the income of the Lender and recurring intangible taxes payable by the Lender) (including, without limitation, the reasonable out-of-pocket fees and disbursements of counsel for and consultants of the Indemnitees in connection with any investigative, administrative, or judicial proceeding, whether or not the Indemnitees shall be designated a party to the investigative, administrative, or judicial proceeding), which may be imposed on, incurred by, or asserted against the Indemnitees (whether direct or indirect, (but excluding consequential damages) and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities and commercial laws and regulations, under common law, or an equitable cause or on contract or otherwise) in any manner relating to or arising out of this Agreement or the Financing Agreements, or any act, event or transaction related or attendant thereto, the agreements of the Lender contained in this Agreement, the making of the loan under this Agreement, the management of the loan or the Collateral or the use or intended use of the proceeds of the loan (collectively, the “Indemnified Matters”). However, the Borrower shall have no obligation to any Indemnitee under this Agreement with respect to Indemnified Matters caused by or resulting from the willful misconduct or gross negligence of the Indemnitee. To the extent that the undertaking to indemnify, pay, and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, the Borrower shall contribute the maximum portion which they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

8.17 Choice of Law. Any dispute between the Lender and the Borrower arising out of, connected with, related to, or incidental to the relationship established between them in connection with this Agreement, and whether arising in contract, tort, equity, or otherwise, shall be resolved in accordance with the internal laws and not the conflicts of law provisions of the State of Florida.

8.18 PERSONAL JURISDICTION.

(A) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SECTION 8.l8(B), THE LENDER, THE BORROWER, AND GUARANTORS AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO OR

INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE FINANCING DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE COURTS LOCATED IN HILLSBOROUGH COUNTY, FLORIDA, OR BY FEDERAL COURTS LOCATED IN TAMPA, HILLSBOROUGH COUNTY, FLORIDA, BUT LENDER, BORROWER AND GUARANTORS ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF HILLSBOROUGH COUNTY, FLORIDA. THE BORROWER AND GUARANTORS WAIVE IN ALL DISPUTES ANY OBJECTION THAT THEY MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

(B) OTHER JURISDICTIONS. THE BORROWER AGREES THAT THE LENDER SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER, A GUARANTOR, OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE THE LENDER TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE LIABILITIES OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE LENDER. THE BORROWER AND A GUARANTOR AGREE THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIM, EXCEPT A COUNTERCLAIM ALLEGING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LENDER, IN ANY PROCEEDING BROUGHT BY THE LENDER TO REALIZE ON PROPERTY, COLLATERAL, OR ANY OTHER SECURITY FOR THE LIABILITIES OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE LENDER. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE LENDER HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SECTION.

8.19 WAIVER OF BOND. THE BORROWER AND GUARANTORS WAIVE THE POSTING OF ANY BOND OTHERWISE REQUIRED OF THE LENDER IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO OBTAIN POSSESSION OF, REPLEVY, ATTACH, OR LEVY UPON COLLATERAL OR ANY OTHER SECURITY FOR THE LIABILITIES, TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE LENDER, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, OR PRELIMINARY OR PERMANENT INJUNCTION THIS AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN THE LENDER AND THE BORROWER AND ANY GUARANTOR.

8.20 WAIVER OF JURY TRIAL. THE BORROWER, GUARANTORS, AND THE LENDER EACH WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN THE LENDER AND THE BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED THERETO. THE BORROWER, THE GUARANTORS, AND THE LENDER HEREBY AGREE AND CONSENT THAT ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT

TRIAL WITHOUT A JURY AND THAT EITHER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.21 Advice of Counsel. The Borrower represents and warrants to the Lender that the Borrower and Guarantor have had the advice and counsel of competent legal counsel during the negotiation of the terms and conditions of this Agreement.

8.22 Assignments.

(a) The Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of the Loan and Commitment and, so long as no Default exists.

(b) The consent of the Borrower (which consents shall be in Borrower’s sole discretion but shall not be required for an assignment by the Lender to an Affiliate of the Lender) shall be required. The Borrower shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless the Borrower has expressly objected to such assignment within three Business Days after notice thereof.

(c) From and after the date on which the conditions described above have been met, (A) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such assignment agreement, shall have the rights and obligations of the Lender hereunder and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement other than to an Affiliate of Lender, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, the Borrower shall execute and deliver to the Lender for delivery to the Assignee a Note in the principal amount of the Assignee’s Pro Rata Share of the Commitment plus the principal amount of the Assignee’s Loan, and, as applicable, a Note in the principal amount of the portion of the Commitment retained by the Lender plus the principal amount of the Loan retained by the Lender. Each such Note shall be dated the effective date of such assignment. Upon receipt by the Lender of such replacement Note, the assigning Lender shall return to the Borrower any prior Note held by it.

(d) The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

8.23 Time of Essence. Time is of the essence in making payments of all amounts due the Lender under this Agreement and in the performance and observance by the Borrower of each covenant, agreement, provision, and term of this Agreement.

REMAINDER OF PAGE WAS INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first set forth above.

“BORROWER”:

LMF OCTOBER 2010 FUND, LLC,
a Florida limited liability company
Witnesses:
By: LM FUNDING, LLC, a Florida limited liability
company, as Manager

Printed Name:
By:
CAROL LINN GOULD, Manager
Printed Name:

Printed Name:	By:
FRANK C. SILCOX, Manager

Printed Name:

Witnesses:	“LENDER”:

DAVID A. STRAZ, JR. REVOCABLE LIVING
Printed Name:	TRUST OF 1986,
a Florida limited liability company

Printed Name:
By:
DAVID A. STRAZ, JR., Trustee

Witnesses:	“GUARANTORS”:

LM FUNDING, LLC,
Printed Name:	a Florida limited liability company

Printed Name:	By:
CAROL LINN GOULD, Manager

Printed Name:
By:
FRANK C. SILCOX, Manager
Printed Name:

Witnesses:

Printed Name:
CAROL LINN GOULD, Individually

Printed Name:

Witnesses:

Printed Name:
BRUCE M. RODGERS, Individually

Printed Name:

EXHIBIT A

Form of Promissory Note